EXHIBIT 23.7

Steven Blower
Consulting Geologist
AMEC E&C Services Limited
400-111Dunsmuir Street
Vancouver B.C. V6B 5W3

CONSENT of AUTHOR

To: United States Securities and Exchange Commission (the “SEC”)

I, Steven Blower, Consulting Geologist, do hereby consent to the filing, with the regulatory authorities referred to above, excerpts from or a summary of the report entitled “Taca Taca Property – Technical Report” (the “Report”) in any written disclosure of Lumina Copper Corp and CRS Copper Resources Corp. being filed with the SEC including the Form 20-F dated June 11, 2003 and any amendments thereto (the “Form 20-F”)

I also certify that I have read the written disclosure being filed and do not have any reason to believe that there are any misrepresentations in the information derived from the Report or that the written disclosure of Lumina Copper Corp. and CRS Copper Resources Corp. contains any misrepresentation of the information contained in the Report.

I further agree to being named as an expert in the Form 20-F

Dated this 10th day of September, 2003.

/s/ Steven Blower
Steven Blower